                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the registration statements of Alloy Online, Inc. on Form S-3, dated July 26, 2000 (SEC File No. 333-39416), on Form S-3, dated August 16, 2000 (SEC File No. 333-43888) and on Form S-8, dated November 10, 1999 (SEC File No. 333-90681), of our report dated August 25, 2000, relating to the financial statements of CCS, Inc. as of February 29, 2000 and February 28, 1999 and for the period from August 12, 1999 through February 29, 2000, and the period from March 1, 1999 through August 13, 1999, and for the years ended February 28, 1999 and 1998, included in this Current Report on Form 8-K/A, Amendment No. 1 of Alloy Online, Inc.


                                        /s/   Ernst & Young LLP
Los Angeles, California
September 28, 2000